Exhibit 99.1

7733 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com

News Release

From:	Belden Investor Relations
314.854.8054
Belden Announces Strong First Quarter 2010 Results
First Quarter 2010 Highlights
•	Grew adjusted income from continuing operations per diluted share 81% in the quarter to $0.29 from the prior year quarter.

•	Increased revenue in the quarter 22% to $400.3 million from the prior year quarter.

•	Expanded first quarter adjusted operating margin to 7.8 percent, a 250 basis point improvement over the prior year quarter.

•	Improved working capital and inventory turns year-over-year by 3.1 and 1.6 turns to 9.0 and 7.0 turns, respectively.

•	Raised full-year adjusted revenue and EPS guidance to between $1.58 billion and $1.63 billion and between $1.45 and $1.60, respectively.
St. Louis, Missouri — Thursday, April 29, 2010 — Belden Inc., (NYSE:BDC) a leader in designing, manufacturing, and marketing cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics, today announced results of its 2010 fiscal first quarter.
First Quarter 2010 Results
The Company reported first quarter 2010 revenue of $400.3 million and operating income of $28.1 million, compared to revenue of $328.5 million and an operating loss of $36.4 million in the first quarter of 2009. Net income during the first quarter of 2010 increased to $11.7 million, or $0.25 per diluted share, up from a net loss of $32.5 million, or ($0.70) per diluted share, in the prior year period.
Adjusted operating income in the first quarter of 2010 was $31.0 million or 7.8 percent of revenue, compared to 5.3 percent a year ago. Adjusted income from continuing operations in the first quarter was $14.0 million or $0.29 per diluted share, compared to $7.3 million or $0.16 per diluted share in the first quarter of 2009. See the attached schedule, Adjusted Operating Results, for a reconciliation of GAAP results to adjusted results.
John Stroup, President and Chief Executive Officer of Belden said, “We are pleased to report a strong first quarter despite continued weakness in non-residential spending and a strengthening U.S. dollar. I am especially pleased to report improved execution of our Market Delivery System and Lean Enterprise initiatives which drove year-over-year revenue growth and margin expansion.”

Outlook
The Company expects adjusted second quarter revenue and EPS to be between $405 million and $415 million and $0.35 and $0.40 per share, respectively. For the year, the Company expects adjusted revenue and EPS to be between $1.58 billion and $1.63 billion and $1.45 and $1.60, respectively. Both periods exclude the impact of the deferral of revenues and cost of goods sold with respect to its wireless segment, the impact of charges associated with already announced restructuring actions, and discontinued operations.
Stroup remarked, “Although we expect that some of our traditional cable markets will remain challenging throughout 2010, we are encouraged by our commercial execution in the quarter and by the quality of our global product portfolio.”
Forward Looking Statements
Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements regarding future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends and capital expenditures. These forward looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. The current global economic slowdown has adversely affected our results of operations and may continue to do so. Turbulence in financial markets may increase our borrowing costs. Additional factors that may cause actual results to differ from the Company’s expectations include the Company’s reliance on key distributors in marketing products; the Company’s ability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control and productivity improvement programs); changes in the level of economic activity in the Company’s major geographic markets; difficulties in realigning manufacturing capacity and capabilities among the Company’s global manufacturing facilities; the competitiveness of the global cable, connectivity and wireless industries; variability in the Company’s quarterly and annual effective tax rates; changes in accounting rules and interpretation of these rules which may affect the Company’s reported earnings; changes in currency exchange rates and political and economic uncertainties in the countries where the Company conducts business; demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate successfully acquired businesses; the ability of the Company to develop and introduce new products; the Company having to recognize charges that would reduce income as a result of impairing goodwill and other intangible assets; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.
About Belden
St. Louis-based Belden Inc. designs, manufacturers, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 6,400 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.
Contact:
Belden Investor Relations
314-854-8054

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	April 4, 2010	March 29, 2009
	(In thousands, except per share amounts)
Revenues	$400,349	$328,512
Cost of sales	(281,941)	(244,319)

Gross profit	118,408	84,193
Selling, general and administrative expenses	(73,860)	(76,697)
Research and development	(14,797)	(16,555)
Amortization of intangibles	(4,266)	(3,865)
Income from equity method investment	2,641	1,290
Asset impairment	—	(24,723)

Operating income (loss)	28,126	(36,357)
Interest expense	(12,946)	(7,323)
Interest income	183	364
Other expense	—	(1,541)

Income (loss) from continuing operations before taxes	15,363	(44,857)
Income tax benefit (expense)	(3,480)	12,403

Income (loss) from continuing operations	11,883	(32,454)
Loss from discontinued operations, net of tax	(136)	—
Net income (loss)	$11,747	$(32,454)

Weighted average number of common shares and equivalents:
Basic	46,697	46,526
Diluted	47,510	46,526

Basic income (loss) per share
Continuing operations	$0.25	$(0.70)
Discontinued operations	—	—

Net income (loss)	$0.25	$(0.70)

Diluted income (loss) per share
Continuing operations	$0.25	$(0.70)
Discontinued operations	—	—

Net income (loss)	$0.25	$(0.70)

Dividends declared per share	$0.05	$0.05

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	External			Operating
	Customer	Affiliate	Total	Income
Three Months Ended April 4, 2010	Revenues	Revenues	Revenues	(Loss)
		(In thousands)
Americas	$217,929	$12,737	$230,666	$31,357
Wireless	15,925	—	15,925	(3,169)
EMEA	90,550	14,743	105,293	14,580
Asia Pacific	75,945	—	75,945	7,526

Total Segments	400,349	27,480	427,829	50,294
Corporate expenses			—	(12,904)
Eliminations		(27,480)	(27,480)	(9,264)

Total	$400,349	$—	$400,349	$28,126

Three Months Ended March 29, 2009
Americas	$182,210	$7,991	$190,201	$24,658
Wireless	12,003	—	12,003	(8,322)
EMEA	88,061	12,473	100,534	(41,955)
Asia Pacific	46,238	—	46,238	3,334

Total Segments	328,512	20,464	348,976	(22,285)
Corporate expenses	—	—	—	(8,357)
Eliminations	—	(20,464)	(20,464)	(5,715)

Total	$328,512	$—	$328,512	$(36,357)

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited)

	Three Months Ended
	April 4, 2010	March 29, 2009
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$11,747	$(32,454)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	14,614	13,288
Share-based compensation	3,325	2,020
Provision for inventory obsolescence	919	2,548
Asset impairment	—	24,723
Amortization of discount on long-term debt	106	—
Pension funding in excess of pension expense	(6,004)	(2,318)
Tax deficiency related to share-based compensation	278	1,104
Income from equity method investment	(2,641)	(1,290)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	(20,255)	40,847
Inventories	(12,520)	29,497
Deferred cost of sales	2,539	228
Accounts payable	18,429	(31,204)
Accrued liabilities	(15,408)	(18,372)
Deferred revenue	(5,885)	(49)
Accrued taxes	(1,191)	(11,209)
Other assets	759	(1,057)
Other liabilities	(2,019)	(3,679)

Net cash provided by (used for) operating activities	(13,207)	12,623

Cash flows from investing activities:
Capital expenditures	(7,002)	(9,554)
Proceeds from disposal of tangible assets	1,824	—
Cash provided by (used for) other investing activities	163	(18)

Net cash used for investing activities	(5,015)	(9,572)

Cash flows from financing activities:
Payments under borrowing arrangements	(46,268)	—
Cash dividends paid	(2,361)	(2,373)
Debt issuance costs	—	(1,541)
Tax deficiency related to share-based compensation	(278)	(1,104)
Proceeds from exercise of stock options	543	—

Net cash used for financing activities	(48,364)	(5,018)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(3,410)	(1,003)

Decrease in cash and cash equivalents	(69,996)	(2,970)
Cash and cash equivalents, beginning of period	308,879	227,413

Cash and cash equivalents, end of period	$238,883	$224,443

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 4, 2010	December 31, 2009
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$238,883	$308,879
Receivables, net	258,061	242,145
Inventories, net	160,675	151,262
Deferred income taxes	26,687	26,996
Other current assets	32,388	35,036

Total current assets	716,694	764,318

Property, plant and equipment, less accumulated depreciation	289,139	299,586
Goodwill	308,616	313,030
Intangible assets, less accumulated amortization	136,046	143,013
Deferred income taxes	36,190	37,205
Other long-lived assets	63,966	63,426

	$1,550,651	$1,620,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$186,541	$169,763
Accrued liabilities	119,673	141,922
Current maturities of long-term debt	—	46,268

Total current liabilities	306,214	357,953

Long-term debt	544,048	543,942
Postretirement benefits	114,607	121,745
Other long-term liabilities	44,514	45,890
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	593,067	591,917
Retained earnings	81,993	72,625
Accumulated other comprehensive income (loss)	(7,492)	14,614
Treasury stock	(126,803)	(128,611)

Total stockholders’ equity	541,268	551,048

	$1,550,651	$1,620,578

Inventory turns are calculated by dividing annualized cost of sales for the quarter by the inventory balance at the end of the quarter. Inventory turns for the quarters ended April 4, 2010 and March 29, 2009 were 7.0 and 5.4 turns, respectively. Working capital is defined as receivables plus inventories less accounts payable and accrued liabilities (excluding current deferred revenue). Working capital turns are calculated by dividing annualized cost of sales for the quarter by the working capital balance at the end of the quarter. Working capital turns for the quarters ended April 4, 2010 and March 29, 2009 were 9.0 and 5.9 turns, respectively.

BELDEN INC.
ADJUSTED OPERATING RESULTS
(Unaudited)
     In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide operating results adjusted for certain items including asset impairment, purchase accounting effects related to acquisitions, revenue deferrals related to our Wireless segment, severance charges, accelerated depreciation, gains (losses) recognized on the disposal of tangible assets, and other costs. We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe these adjusted results are useful to investors because they help them compare our results to previous periods and provide insights into underlying trends in the business. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	As
Three Months Ended April 4, 2010	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)
Revenues	$400,349	$(5,885)	$394,464

Gross profit	$118,408	$1,949	$120,357
as a percent of revenues	29.6%		30.5%

Operating income	$28,126	$2,834	$30,960
as a percent of revenues	7.0%		7.8%

Income from continuing operations	$11,883	$2,074	$13,957
as a percent of revenues	3.0%		3.5%

Income from continuing operations per diluted share	$0.25	$0.04	$0.29

Three Months Ended March 29, 2009
Revenues	$328,512	$(49)	$328,463

Gross profit	$84,193	$17,895	$102,088
as a percent of revenues	25.6%		31.1%

Operating income (loss)	$(36,357)	$53,727	$17,370
as a percent of revenues	-11.1%		5.3%

Income (loss) from continuing operations	$(32,454)	$39,712	$7,258
as a percent of revenues	-9.9%		2.2%

Income (loss) from continuing operations per diluted share	$(0.70)	$0.86	$0.16
Adjustments for the three months ended April 4, 2010 included pre-tax operating charges for severance and other restructuring related costs, accelerated depreciation, and purchase accounting effects related to acquisitions of $4.0 million, $1.1 million, and $1.0 million, respectively, partially offset by changes in deferred revenue of $3.3 million.
Adjustments for the three months ended March 29, 2009 included pre-tax operating charges for severance, asset impairment, and other costs of $25.9 million, $24.7 million, and $3.1 million, respectively, and pre-tax non-operating charges of $1.5 million.